Exhibit 99.1

ENERCON TECHNOLOGIES LTD

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023

ENERCON TECHNOLOGIES LTD

CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS' REPORT	2-3
CONSOLIDATED FINANCIAL STATEMENTS OF:
Financial Position	4-5
Comprehensive Income	6
Changes in Equity	7
Cash Flows	8-9
Notes forming part of the Consolidated Financial Statements	10-41

______________________

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B D O   L E T T E R H E A D

Independent Auditor’s Report

Board of Directors

Enercon Technologies Ltd.

Netanya, Israel

Opinion

We have audited the consolidated financial statements of Enercon Technologies Ltd. and its subsidiaries (the Group), which comprise the consolidated financial position as of December 31, 2023 and 2022, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, based on our audits, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Ziv Haft

Certified Public Accountants (Isr.)

BDO Member Firm /s/

December 31, 2024

Tel Aviv, Israel

ENERCON TECHNOLOGIES LTD

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		As of December 31,
		2023	2022
	Note	U.S. dollars in thousands
ASSETS
Current assets
Cash and cash equivalents	3	3,713	2,860
Short-term deposit		129	55
Short-term restricted cash		532	294
Trade receivables	5	20,421	16,622
Other accounts receivable	6	1,662	1,352
Income taxes receivable	17	575	2,278
Inventories	7	37,062	34,823
		64,094	58,284

Non-Current Assets
Restricted Cash		48	368
Long-term prepaid expenses		45	37
Deferred tax assets		36	9
Property, plant and equipment	8	5,420	5,692
Right-of-use assets	9	3,650	4,870
Intangible assets	10	-	278
Goodwill	10	60,466	60,466
		69,665	71,720

TOTAL ASSETS		133,759	130,004

The attached notes form an integral part of the consolidated financial statements.

ENERCON TECHNOLOGIES LTD

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		As of December 31,
		2023	2022
	Note	U.S. dollars in thousands
LIABILITIES AND EQUITY
Current Liabilities
Credit, short-term loans and current maturities	12	26,775	28,487
Current maturities of lease liabilities	9	1,292	1,262
Trade payables		7,201	6,273
Income taxes payable	17	85	-
Other accounts payable	13	10,291	9,644
		45,644	45,666

Non-Current Liabilities
Long-term loans net of current maturities	14	11,450	22,092
Lease liabilities	9	2,788	4,179
Deferred income tax liabilities	11	6,220	5,399
		20,458	31,670

Equity attributable to owners of the parent
Share capital	18	7,562	7,536
Reserve from share-based payment transactions	16	1,889	1,196
Capital reserve from transactions with minority		(180)	(180)
Retained earnings		58,290	44,028
		67,561	52,580

Non-controlling interests	15	96	88
		67,657	52,668

TOTAL LIABILITIES AND EQUITY		133,759	130,004

The consolidated financial statements were authorized to be published by management on December 31, 2024.

The attached notes form an integral part of the consolidated financial statements.

ENERCON TECHNOLOGIES LTD

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

		Year ended December 31,
		2023	2022
	Note	U.S. dollars in thousands
Revenues	5	95,709	81,281
Cost of sales	20	54,971	53,341
Gross profit		40,738	27,940
Research and development expenses	21	5,296	6,541
Selling and marketing expenses	22	9,446	6,710
General and administrative expenses	23	4,113	4,212
Profit from operations		21,883	10,477
Other expenses (income)		(25)	-
Finance expenses	24	4,123	4,210
Finance income changes	24	(304)	(2,648)
Profit before income tax		18,089	8,915
Taxes on income	17	3,819	854
Total comprehensive income		14,270	8,061

Total comprehensive income attributable to:
Equity holders of the company		14,262	8,040
Non-controlling interest		8	21
		14,270	8,061

The attached notes form an integral part of the consolidated financial statements.

ENERCON TECHNOLOGIES LTD

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

U.S. dollars in thousands

	Share capital	Reserve from share-based payment transactions	Capital reserve from transactions with non-controlling interest	Retained earnings	Total attributable to owners of the parent	Non-controlling interest	Total equity
Balance as of December 31, 2021	7,236	855	-	35,988	44,079	59	44,138

Changes during 2022:
Exercise of ESOP	300	(111)	-	-	189	-	189
Share based payment	-	452	-	-	452	-	452
Transactions with minority	-	-	(180)	-	(180)	8	(172)
Total comprehensive income for the year	-	-	-	8,040	8,040	21	8,061
Balance as of December 31, 2022	7,536	1,196	(180)	44,028	52,580	88	52,668

Changes during 2023:
Forfeit of ESOP	26	(26)	-	-	-	-	-
Share based payment	-	719	-	-	719	-	719
Transactions with minority	-	-	-	-	-	-	-
Total comprehensive income for the year	-	-	-	14,262	14,262	8	14,270
Balance as of December 31, 2023	7,562	1,889	(180)	58,290	67,561	96	67,657

The attached notes form an integral part of the consolidated financial statements.

ENERCON TECHNOLOGIES LTD

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year ended December 31,
	2023	2022
	U.S. dollars in thousands
Cash flows from operating activities:
Profit for the year	14,270	8,061
Adjustments for:
Depreciation and amortization	3,044	2,996
Changes in contingent consideration	-	-
Equity settled share-based payment expense	719	452
Loss (profit) from sale of property, plant and equipment	(4)	1
Loss (profit) from other current financial assets	(315)	389
Taxes on income	3,819	854
Other financial expenses	3,555	1,510
	25,088	14,263
Changes in assets and liabilities:
Increase in trade receivables	(3,799)	(7,106)
Decrease (increase) in other accounts receivable and prepaid expenses	(255)	152
Increase in inventories	(2,239)	(4,270)
Increase in trade payables	928	2,204
Increase (decrease) in other accounts payable	899	(4,004)
	(4,466)	(13,024)
Cash from operating activities	20,622	1,239
Interest paid	(3,680)	(2,052)
Taxes paid	(1,237)	(2,904)
Net cash from operating activities	15,705	(3,717)

The attached notes form an integral part of the consolidated financial statements.

ENERCON TECHNOLOGIES LTD

CONSOLIDATED STATEMENT OF CASH FLOWS (Cont.)

	Year ended December 31,
	2023	2022
	U.S. dollars in thousands
Cash flows from investing activities:
Purchases of property, plant and equipment	(1,226)	(1,492)
Proceeds from sale of property, plant and equipment	6	1
Short-term deposit	(74)	(55)
Restricted deposit	82	(9)
Net Cash used in investing activities	(1,212)	(1,555)

Cash flows from financing activities:
Short-term credit from banks	(6,727)	7,461
Repayment of lease liabilities	(1,286)	(1,323)
Long-term Loans received from banks	-	5,000
Long-term Loans repayment	(5,627)	(5,963)
Acquisition of non-controlling interests	-	(172)
Exercise of ESOP	-	189
Net Cash (used in)/from financing activities	(13,640)	5,192

Decrease (increase) in cash and cash equivalents	853	(80)
Balance of cash and cash equivalents as at the beginning of the year	2,860	2,940
Balance of cash and cash equivalents as at the end of the year	3,713	2,860

The attached notes form an integral part of the consolidated financial statements.

ENERCON TECHNOLOGIES LTD.

NOTES FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL DESCRIPTION OF THE GROUP AND ITS OPERATIONS

A.

Enercon Technologies Ltd. (hereafter – the Company) founded in November 2014. The Company itself and through its subsidiaries ("Enercon” or the "Group") develops, designs, manufactures and markets custom power supplies, UPS units and networking solutions that are designed for extreme conditions and are mainly for military, aerospace and civilian aircrafts applications (used for applications in radars, land systems, aircrafts, and missiles) through its manufacturing facilities in Israel, U.S, and India. The Company is a limited liability company incorporated and domiciled in Israel. The address of its registered office is, 27 Yad Harutzim St., Netanya Industrial Area. The Company’s controlling shareholder is Fortissimo Capital Fund.

B.	Impact of the “Swords of Iron” War on the Company:

Starting from  October 7, 2023,  following the attacks on Israel and the security situation, the State of Israel has been in a state of war known as the 'Iron Swords War'. Despite this, the Company has continued to operate without interruption, although it has faced challenges including increased transportation costs and employee recruitment for reserve duty. The Company continues to closely monitor the situation and its potential impact on operations.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies adopted in the preparation of the consolidated financial statements are set out below.  The policies have been consistently applied to all the years presented, unless otherwise stated.

A.	Basis of presentation of the financial statements

The consolidated financial statements are presented in U.S. dollars, which is also the Group’s functional currency. Amounts are rounded to the nearest thousand, unless otherwise stated.

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The financial statements have been prepared under the historical cost convention, as modified by the measurement of certain financial assets and financial liabilities at fair value through profit or loss. The Company has elected to present the statement of comprehensive income using the function of expense method.

B.	Estimates and assumptions

The preparation of the financial statements requires management to make estimates and assumptions that have an effect on the application of the accounting policies and on the reported amounts of assets, liabilities, revenues and expenses. These estimates and underlying assumptions are reviewed regularly. Changes in accounting estimates are reported in the period of the change in estimate and thereafter.

The key assumptions made in the financial statements concerning uncertainties at the end of the reporting period and the critical estimates used by the Group that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed in the notes.

C.	Functional and reporting currency

The Group’s consolidated financial statements are presented in U.S. dollars. For each entity the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency.

Assets and liabilities of a company which is a foreign operation are translated at the closing rate at each reporting date. Profit or loss items are translated at average exchange rates for the period presented. The resulting translation differences are recognized in other comprehensive income.

The majority of the revenues of the Group are generated in U.S. dollars.  In addition, a substantial portion of the Group's costs is incurred in U.S. dollars. The Group's management believes that the U.S. dollar is the primary currency of the economic environment in which the Group operates.

D.	Revenue recognition

Revenue from contracts with customers

Revenue from contracts with customers is recognized when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Revenues from the sale of goods are recognized at the point in time when control of the asset is transferred to the customer, generally upon delivery of the equipment.

Certain products sold by the group include warranties that obligate the group to repair or replace defective products during the warranty period if they fail to meet agreed-upon specifications.  In accordance with IFRS 15, such warranties are not considered as separate performance obligations. Consequently, no portion of the transaction price is allocated to the warranties.  Instead, a warranty provision is recognized for the estimated costs of fulfilling warranty obligations in accordance with IAS 37 Provisions, Contingent Liabilities, and Contingent Assets.

E.	Foreign currency transactions

Transactions denominated in foreign currency (other than the functional currency) are recorded on initial recognition at the exchange rate as of the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at the end of each reporting period into the functional currency at the exchange rate as of that date. Exchange differences, other than those capitalized to qualifying assets are recognized in profit or loss. Non-monetary assets and liabilities measured at cost are translated at the exchange rate of initial recognition. Non-monetary assets and liabilities denominated in foreign currency and measured at fair value are translated into the functional currency using the exchange rate prevailing at the date on which the fair value was determined.

F.	Basis of consolidation

The Group controls an investee if and only if the Group has:

●	Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee)
●	Exposure, or rights, to variable returns from its involvement with the investee, and
●	The ability to use its power over the investee to affect its returns.

When the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over the investee, including: the contractual arrangement with the other vote holders of the investee, the Group’s potential voting rights.

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control over the subsidiary.

Profit or loss and each component of other comprehensive income (OCI) are attributed to the equity holders of the parent and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. All intra-group assets and liabilities, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Group loses control over a subsidiary, it (i) derecognises the assets (including goodwill) and liabilities of the subsidiary, the carrying amount of any non-controlling interests and the cumulative translation differences recorded in equity. (ii) Recognises the consideration received at fair value, recognises any investment retained at fair value of and recognises any surplus or deficit in profit or loss. (iii) reclassifies the parent’s share of components previously recognised in OCI to profit or loss or retained earnings, as appropriate, as would be required if the Company had directly disposed of the related assets or liabilities.

G.	Consolidated financial statements

Where relevant, the accounting policy in the financial statements of the subsidiaries is changed to confirm with the policy applied in the financial statements of the Group.

H.	Goodwill

Goodwill represents the excess of the cost of a business combination over the interest in the fair value of identifiable assets, liabilities and contingent liabilities acquired. Cost of a business combination comprises the fair values of assets given, liabilities assumed and equity instruments issued. Any costs of acquisition are charged to profit or loss (if the costs of acquisition are related to the issue of debt or equity, they charged to equity or liability respectively).

Goodwill is recognized as an intangible asset with any impairment in carrying value being charged to profit or loss. Goodwill is not systematically amortized and the company reviews goodwill for impairment once a year or more frequently if events or changes in circumstances indicate that there may be an impairment.

I.	Intangible assets

Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. Intangible assets acquired in a business combination are measured on initial recognition at fair value at the acquisition date. Expenditures relating to internally generated intangible assets, excluding capitalized development costs, are recognized in profit or loss when incurred.

Intangible assets with a finite useful life are amortized over their useful life and reviewed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset are reviewed at least at each year end.

Intangible assets with indefinite useful lives are not systematically amortized and are tested for impairment annually or whenever there is an indication that the intangible asset may be impaired. The useful life of these assets are reviewed annually to determine whether such assessment continues to be supportable. If the events and circumstances do not continue to support the assessment, the change in the useful life assessment from indefinite to finite is accounted for prospectively as a change in accounting estimate and on that date the intangible asset is tested for impairment.

J.	Impairment of non-financial assets

Impairment tests on goodwill and infinite useful lives assets are undertaken annually on December 31 or sooner when there are indicators of impairment. Other non-financial assets are subject to impairment tests whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of the non-financial asset exceeds its recoverable amount (i.e. the higher of value in use and fair value less costs to dispose), the asset is written down and an impairment charge is recognized accordingly in the profit or loss. Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is performed on the asset's cash-generating level (i.e. the smallest Group of assets to which the asset belongs that generates cash inflow that are largely independent of cash inflows from other assets).

Goodwill is allocated at initial recognition to each of the Group's cash-generating units that are expected to benefit from the synergies of the business combination giving rise to the goodwill. An impairment loss is recognized if the recoverable amount of the cash-generating unit (or group of cash-generating units) is lower than the carrying amount of the cash-generating unit (or group of cash-generating units). Any impairment loss is allocated first to goodwill. Impairment losses allocated to goodwill cannot be reversed in subsequent periods. An impairment loss allocated to asset, other than goodwill, is reversed only if there have been changes in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognized. A reversal of an impairment loss, as above, is limited to the lower of the carrying amount of the asset that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and the assets recoverable amount. The reversal of an impairment loss of an asset is recognized in profit or loss. Impairment charges are included in general and administrative expenses line item in the statement of comprehensive income. During the years 2023 and 2022 no impairment charges of non-financial assets were recognized.

K.	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

A.	In the principal market for the asset or liability, or
B.	In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Classification by fair value hierarchy:

Assets and liabilities presented in the statement of financial position at fair value are grouped into classes with similar characteristics using the following fair value hierarchy which is determined based on the source of input used in measuring fair value:

Level 1	-	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	-	Inputs other than quoted prices included within Level 1 that are observable either directly or indirectly.

Level 3	-	Inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

L.	Financial instruments

1.	Financial assets

The Group classifies its financial assets into one of the following categories, based on the business model for managing the financial asset and its contractual cash flow characteristics. The Group's accounting policy for each category is as follows:

Fair value through profit or loss

This category comprises in-the-money derivatives and out-of-money derivatives where the time value offsets the negative intrinsic value (see "Financial liabilities" section for out-of-money derivatives classified as liabilities).  They are carried in the statement of financial position at fair value with changes in fair value recognized in the consolidated statement of comprehensive income in the finance income or expense line.  Other than derivative financial instruments which are not designated as hedging instruments, the Group does not have any assets held for trading nor does it voluntarily classify any financial assets as being at fair value through profit or loss.

Amortized cost

These assets arise principally from the provision of goods and services to customers (e.g. trade receivables), but also incorporate other types of financial assets where the objective is to hold these assets in order to collect contractual cash flows and the contractual cash flows are solely payments of principal and interest.  They are initially recognized at fair value plus transaction costs that are directly attributable to their acquisition or issue, and are subsequently carried at amortized cost using the effective interest rate method, less provision for impairment.

Impairment provisions for trade receivables are recognized based on the simplified approach within IFRS 9 using a provision in the determination of the lifetime expected credit losses. During this process the probability of the non-payment of the trade receivables is assessed. This probability is then multiplied by the amount of the expected loss arising from default to determine the lifetime expected credit loss for the trade receivables.

For trade receivables, which are reported net, such provisions are recorded in a separate provision account with the loss being recognized within general and administrative expenses in the consolidated statement of comprehensive income. On confirmation that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.

2.	Financial Liabilities

The Company classifies its financial liabilities into one of two categories, depending on the purpose for which the liability was acquired. The Group's accounting policy for each category is as follows:

Fair value through profit or loss

This category comprises out-of-the-money derivatives where the time value does not offset the negative intrinsic value (see "Financial assets" for in-the-money derivatives and out-of-money derivatives where the time value offsets the negative intrinsic value). They are carried in the consolidated statement of financial position at fair value with changes in fair value recognized in the consolidated statement of comprehensive income. The Group does not hold or issue derivative instruments for speculative purposes, but for hedging purposes. Other than these derivative financial instruments, the Group does not have any liabilities held for trading nor has it designated any financial liabilities as being at fair value through profit or loss.

Other financial liabilities include the following items

Bank borrowings are initially recognized at fair value net of any transaction costs directly attributable to the issue of the instrument. Such interest bearing liabilities are subsequently measured at amortized cost using the effective interest rate method, which ensures that any interest expense over the period to repayment is at a constant rate on the balance of the liability carried in the consolidated statement of financial position. For the purposes of each financial liability, interest expense includes initial transaction costs and any premium payable on redemption, as well as any interest or coupon payable while the liability is outstanding.

Trade payables and other short-term monetary liabilities, which are initially recognized at fair value and subsequently carried at amortized cost using the effective interest method.

3.	De-recognition

Financial assets

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire or it transfers the rights to receive the contractual cash flows.

Financial Liabilities

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire.

M.	Cash and cash equivalents

Cash equivalents are considered by the Group to be highly-liquid investments, including, inter alia, short-term deposits with banks, the maturity of which do not exceed three months at the time of deposit and which are not restricted.

N.	Short-term deposits

Short-term bank deposits are deposits with an original maturity of more than three months from the date of investment and which do not meet the definition of cash equivalents. The deposits are presented according to their terms of deposit.

O.	Allowance for doubtful accounts

The allowance for doubtful accounts is determined in respect of specific debts whose collection, in the opinion of the Group's management, is doubtful.

P.	Inventories

Inventories are measured at the lower of cost and net realizable value. Cost is calculated according to weighted average model. The Company periodically evaluates the condition and age of inventory and makes provisions for slow moving inventory accordingly. The costs reflected are not in excess of the market value.

Q.	Property, plant and equipment

Items of property, plant and equipment are initially recognized at cost including directly attributable costs. Depreciation is calculated on a straight line basis, over the useful lives of the assets at annual rates as follows:

	Rate of depreciation	Mainly %
Buildings	3 - 4%	3.13
Machinery and equipment	6 - 20%	10
Furniture and office equipment	6 - 15%	6
Computers and related equipment	10 - 33%	33
Motor vehicles	15%	15

 Leasehold improvements are depreciated over the term of the expected lease including optional extension, or the estimated useful lives of the improvements, whichever is shorter.

R.	Dividends

Dividends are recognized when they become legally payable. In the case of interim dividends to equity shareholders, this is when declared by the directors. In the case of final dividends, this is when approved by the shareholders at the AGM.

S.	Employee benefits

1.       Short-term employee benefits: Short-term employee benefits are benefits that are expected to be settled wholly before twelve months after the end of the annual reporting period in which the employees render the related services. These benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered. A liability in respect of a cash bonus or a profit-sharing plan is recognized when the Group has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.

2.       Post-employment benefits: The plans are normally financed by contributions to insurance companies and classified as defined contribution plans or as defined benefit plans. The Company has defined contribution plans pursuant to Section 14 to the Severance Pay Law since 2004 under which the Company pays fixed contributions to a specific fund and will have no legal or constructive obligation to pay further contributions if the fund does not hold sufficient amounts to pay all employee benefits relating to employee service in the current and prior periods. Contributions to the defined contribution plan in respect of severance or retirement pay are recognized as an expense simultaneously with receiving the employees' services and no additional provision is required in the financial statements except for the unpaid contribution.

T.	Leased assets

The Group has adopted IFRS 16 retrospectively from 1 January 2019 but has not restated comparatives for the 2018 reporting period, as permitted under the specific transitional provisions in the standard. The reclassifications and the adjustments arising from the new leasing rules are therefore recognized in the opening balance sheet on 1 January 2019.

The main impact of adopting the standard is the elimination of requirement on lessees to classify leases as operating lease (off-balance sheet) or finance lease, and they are now required to use a single accounting model for all leases, similarly to how finance leases under IAS 7 are currently accounted for. In agreements where of-use asset and a lease liability upon inception of the lease contract. It does so for all leases in which the Group has right to control the use of identified assets for a period of time in exchange for consideration.

Accordingly, the Group recognizes depreciation and depreciation charges on the right-of-use asset and tests the need for recognizing impairment of the right-of-use asset in compliance with IAS 36 "Impairment of Assets", and also recognizes finance expenses in relation to a lease liability. Therefore, beginning on first-time adoption, rent expenses relating to properties rented, are now presented as assets that are depreciated through depreciation assets. For all leases, the Group applied the transitional provisions such that it initially recognized a liability at the commencement day at an amount equal to the present value of the lease payments during the lease, discounted using the effective interest rate as of that date, and concurrently recognized a right-of-use asset at an amount identical to the liability. As a result, the standard had no impact on equity and the accumulated losses of the Group as at initial application. As part of the initial application, the Group elected to adopt the following practical expedients, as permitted by the standard:

a.	The use of a single discount rate for a portfolio of leases with similar characteristics;
b.	Not separating lease and non-lease components of a contract, and instead accounting for all components as a single lease;
c.	Excluding initial direct costs from the measurement of the right-of-use asset as at initial application;
d.	Use of hindsight in determining the lease term where the contract contains options to extend or terminate the lease;

The following new significant accounting policy for agreements in which the Group is the lessee was applied beginning on 1 January 2019 following initial application of the standard:

Right-of-use assets:

The Group recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and any accumulated impairment losses, and adjusted for any re-measurement of lease liabilities. The cost of right-of-use assets comprises the amount of the initial measurement of the lease liability; lease payments made at or before the commencement date less any lease incentives received; and initial direct costs incurred. The recognized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

Lease liabilities:

At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognized as expense in the period on which the event or condition that triggers the payment occurs.

Lease term:

The term of a lease is determined as the non-cancellable period for which a lessee has the right to use an underlying asset, together with both periods covered by an option to extend the lease if the lessee is reasonably certain to exercise that option periods covered by an option to terminate the lease if the lessee is reasonably certain not to exercise that option.

Depreciation of a right-of-use asset:

Subsequent to the inception of the lease, a right-of-use asset is measured using the cost method, less accumulated depreciation and accumulated impairment losses, and is adjusted for re-measurements of the lease liability. Depreciation is measured using the straight-line method over the useful life or contractual lease term, whichever ends earlier. Lessees will be also required to re-measure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee will recognize the amount of the re-measurement of the lease liability as an adjustment to the right-of-use asset, until the carrying amount is reduced to zero.

U.	Share-based payments

Where equity settled share options are awarded to employees, the fair value of the options calculated at the grant date is charged to the statement of comprehensive income over the vesting period. Non-market vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each reporting date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest. Market vesting conditions are factored into the fair value of the options granted.

V.	Taxes on income

Current or deferred taxes are recognized in profit or loss, except to the extent that they relate to items which are recognized in other comprehensive income or equity.

Current taxes

The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the end of reporting period as well as adjustments required in connection with the tax liability in respect of previous years.

Deferred taxes

Deferred taxes are computed in respect of temporary differences between the carrying amounts of assets and liabilities in the financial statements and the amounts attributable for tax purposes. Deferred taxes are recognized in Profit or loss, except when they relate to items recognized in other comprehensive income or directly in equity. Deferred taxes are measured at the tax rates that are expected to apply in the period when the temporary differences are reversed in profit or loss, other comprehensive income or equity, based on tax laws that have been enacted or substantively enacted at the end of the reporting period. Deferred taxes in profit or loss represent the changes in the carrying amount of deferred tax balances during the reporting period, excluding changes attributable to items recognized in other comprehensive income or directly in equity.

Deferred tax assets are reviewed at the end of each reporting period and reduced to the extent that it is not probable that they will be utilized. In addition, temporary differences (such as carryforward losses) for which deferred tax assets have not been recognized are reassessed and deferred tax assets are recognized to the extent that their recoverability is probable. Any resulting reduction or reversal is recognized on "income tax" within the statement of comprehensive income. Taxes that would apply in the event of the disposal of investments in investees have not been taken into account, as long as the disposal of such investments is not expected in the foreseeable future and the group has control over such disposal. In addition, deferred taxes that would apply in the event of distribution of dividends have not been taken into account, if distributions of dividends involve an additional tax liability; the Group's policy is not to initiate distribution of dividends that triggers an additional tax liability.

All deferred tax assets and liabilities are presented in the statement of financial position as non-current items. Deferred tax assets are offset if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred tax liabilities relate to the same taxpayer and the same taxation authority.

W.	Provisions

The Group has recognized provisions for liabilities of uncertain timing or amount including those for warranty claims. The Group generally offers up to eight years warranties on its products. Based on past experience, the Group does not record any provision for warranty of its products and services.

X.	The period of the operating cycle

The Company's operating cycle is the time that passes between the purchase of the assets for the purpose of their processing and their disposal for cash of for cash equivalents. The Group's operating cycle in connection with the development, design, manufacture and marketing of power supplies, networking solutions and UPS units that are mainly for military systems and the aerospace industry may continue for a period of approximately one year.

The current assets and the current liabilities include items that are designated for sale and which are expected to be sold within the period of the operating cycle of each field of activity in the Group.

Y.	Critical accounting estimates and judgements

The Group makes certain estimates and assumptions regarding the future. Estimates and judgements are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.  In the future, actual experience may differ from these estimates and assumptions.  The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Judgements

a.

Revenue recognition- .The Group estimates that, based on past experience with similar sales a negligible portion of the products will be returned. As a result the group has recognized revenue for these transactions with no provision for returns.

b.

Income taxes - The Group is subject to income tax in several jurisdictions and significant judgement is required in determining the provision for income taxes. During the ordinary course of business, there are transactions and calculations for which the ultimate tax determination is uncertain. As a result, the company recognises tax liabilities based on estimates of whether additional taxes and interest will be due. These tax liabilities are recognised when, despite the company's belief that its tax return positions are supportable, the company believes that certain positions are likely to be challenged and may not be fully sustained upon review by tax authorities. The company believes that its accruals for tax liabilities are adequate for all open audit years based on its assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact income tax expense in the period in which such determination is made.

Z.	Loans

Loans are recognized initially at their fair value, net of transaction costs incurred. Loans are subsequently measured at amortized cost; any difference between the consideration (net of transaction costs) and the redemption value is recognized in the statement of income over the period of the loan using the effective interest method. Loans are classified as current liabilities unless the Group has an unconditional right to defer settlement of the loans for at least 12 months after the end of the reporting period, in which case they are classified as non-current liabilities.

AB. New standards, interpretations and amendments adopted from 1 January 2023
a.	The following amendments are effective for the period beginning January 1, 2023:

a.

Disclosure of Accounting Policies (Amendments to IAS 1 Presentation of Financial Statements and IFRS Practice Statement 2 Making Materiality Judgements); These amendments have no effect on the measurement or presentation of any items in the Consolidated financial statements of the Company but affect the disclosure of accounting policies of the Company.

b.

Definition of Accounting Estimates (Amendments to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors); These amendments had no material effect on the consolidated financial statements of the Company.

c.	IAS 12 Deferred Tax related to Assets and Liabilities arising from a Single Transaction. These amendments had no material effect on the consolidated financial statements of the Company.

b.	New standards, interpretations and amendments not yet effective:

There are a number of standards and interpretations which have been issued by the International Accounting Standards Board that are effective for periods beginning subsequent to December 31, 2023, that the Company has decided not to adopt early. The Company is currently assessing the impact of these new standards, interpretations and amendments. The Company does not believe that the standards, interpretations and amendments will have a material impact on the financial statements once adopted.

NOTE 3 -         CASH AND CASH EQUIVALENTS

	December 31,
	2023	2022
	U.S. dollars in thousands
In U.S. dollars	2,611	1,884
In other currencies	1,102	976
Total	3,713	2,860

NOTE 4 -         FINANCIAL INSTRUMENTS

Financial Risk Management

The Managing Director has overall responsibility for the establishment and oversight of the Group's risk management framework. The Group's risk management policies are established to identify and analyze the risks faced by the Group, to set appropriate risk limits and controls, and monitor risks and adherence to limits. The Group is exposed to the following risks from its use of financial instruments:

i.	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Company's income or the value of its holdings of financial instruments.

ii.	Credit risk

Credit risk arises when a failure by counter parties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the reporting date. The Company has no significant concentration of credit risk. The Company has policies in place to ensure that sales of products and services are made to customers with an appropriate credit history and monitors on a continuous basis the ageing profile of its receivables. Cash balances are held with high credit quality financial institutions and the Company has policies to limit the amount of credit exposure to any financial institution.

iii.	Trade and other receivables

The Company's exposure to credit risk is influenced mainly by the individual characteristics of each customer. The Company establishes an allowance for impairment that represents its estimate of incurred losses in respect of trade and other receivables. The main components of this allowance are a specific loss component that relates to individually significant exposures and a collective loss component established for groups of similar assets in respect of losses that have been incurred but not yet identified.

iv.	Foreign currency risk

Foreign exchange risk arises when Group companies enter into transactions denominated in a currency other than their functional currency. Management does mitigate that risk by holding some cash and cash equivalents and deposit accounts in Israeli NIS. The Company also sell from time to time some forwards on the NIS/$ exchange rate to hedge part of the salaries costs.

v.	Commodity price risk

The Company purchases aluminum on an ongoing basis as its operating activities in the electronic division require a continuous supply of copper for the production of its electronic devices.

vi.	Liquidity risk

Liquidity risk is the risk that arises when the maturity of assets and liabilities does not match. An unmatched position potentially enhances profitability but can also increase the risk of losses. The Company has procedures with the object of minimizing such losses such as maintaining sufficient cash and other highly liquid current assets and by having available an adequate amount of committed credit facilities.

vii.	Composition of financial assets
	December 31,
	2023	2022
	U.S. dollars in thousands
Trade receivable	20,421	16,622
Other accounts receivables	1,662	1,352
Total	22,083	17,974

NOTE 5 -         TRADE RECEIVABLES

	December 31,
	2023	2022
	U.S. dollars in thousands
Open accounts (*)	20,421	16,622
Total	20,421	16,622

(*)        Trade receivables are non-interest bearing. They are generally on 30-90 day terms.

	December 31,
	2023	2022
	U.S. dollars in thousands
Current	17,147	10,975
Late payment of up to 3 months	3,246	4,770
Late payment of more than 3 months	28	877
Total	20,421	16,622

The Company monitors outstanding accounts receivable and charges off to expense any balances that are determined to be uncollectible or establishes an allowance for doubtful accounts. In reviewing aged receivables, the Company considers their knowledge of customers, historical activity and current economic conditions in establishing the allowance for doubtful accounts.

Factoring of Accounts Receivable (Non-Recourse)

The Company has entered into non-recourse factoring agreements with financial institutions to manage its working capital and improve cash flow. Under these agreements, the Company sells certain trade receivables to financial institutions and receives immediate cash. The financial institutions assume the credit risk associated with the receivables, and the Company has no further obligation to repurchase or guarantee payment of the receivables in the event of default by the customer.

●

The Company receives approximately 85% to 90% of the face value of the receivables upfront, with the remaining balance (less fees) paid when the financial institutions collect the receivables from the customers.

●

While the Company is not exposed to the risk of non-payment from customers, the factoring arrangement carries a cost in the form of factoring fees, which can vary depending on the credit quality of the receivables and the terms of the factoring agreements.

●	The Company monitors the terms and fees associated with factoring to ensure that it remains an effective financing tool for managing liquidity.

Impact on Financial Statements:

●

The balances netted from account receivables which relate to the factoring activities for the years ended December 31, 2023 and December 31, 2022 totaled to, US$ 3,918 thousands and US$3,901 thousands, respectively.

●	The financial expenses due to the factoring fee and the discount on the receivables for the years ended December 31, 2023 and December 31, 2022 was US$ 229 thousand and US$ 158 thousand respectively.

Revenues from major customers

Revenues from major customers which each account for 10% or more of total revenues as reported in the financial statements:

	Year ended December 31,
	2023	2022

Customer A - Israel	16.6%	15.2%
Customer B - Israel	14.9%	9.1%
Customer C - North America	8.9%	12.3%
Customer D - North America	5.1%	2.1%
Customer E - North America	3.5%	2.9%
Customer F - Israel	3.4%	2.3%
Other	47.6%	56.1%
	100%	100%

NOTE 6 -    OTHER ACCOUNTS RECEIVABLES

	December 31,
	2023	2022
	U.S. dollars in thousands
Prepaid expenses	577	487
Tax authorities – V.A.T	1,019	846
Other receivables	3	19
Derivatives Fair Value	63	-
Total	1,662	1,352

NOTE 7 -         INVENTORIES

	December 31,
	2023	2022
	U.S. dollars in thousands
Raw Materials	22,850	25,199
Products in process	9,585	7,730
Finished products	4,627	1,894
Total	37,062	34,823

NOTE 8 -    PROPERTY, PLANT AND EQUIPMENT

	Buildings & Leasehold improvements	Machinery & equipment	Office furniture & equipment	Computer equipment	Vehicles	Total
	U.S. dollars in thousands
Cost:
Balance as of December 31, 2022	6,385	3,881	615	2,246	78	13,205
Acquisitions	33	771	36	234	152	1,226
Disposals	-	-	1	4	19	24
Balance as of December 31, 2023	6,418	4,652	650	2,476	211	14,407
Accumulated Depreciation:
Balance as of December 31, 2022	2,941	2,454	271	1,774	73	7,513
Depreciation for the year	621	481	49	325	20	1,496
Disposals	-	-	1	3	18	22
Balance as of December 31, 2023	3,562	2,935	319	2,096	75	8,987
Net book value:
As of December 31, 2023	2,856	1,717	331	380	136	5,420

NOTE 8 -    PROPERTY, PLANT AND EQUIPMENT (Cont.)

	Buildings & Leasehold improvements	Machinery & equipment	Office furniture & equipment	Computer equipment	Vehicles	Total
	U.S. dollars in thousands
Cost:
Balance as of December 31, 2021	5,682	3,449	545	1,964	78	11,718
Acquisitions	703	432	70	287	-	1,492
Disposals	-	-	-	5	-	5
Balance as of December 31, 2022	6,385	3,881	615	2,246	78	13,205
Accumulated Depreciation:
Balance as of December 31, 2021	2,384	1,992	235	1,460	64	6,135
Depreciation for the year	557	462	36	316	9	1,380
Disposals	-	-	-	2	-	2
Balance as of December 31, 2022	2,941	2,454	271	1,774	73	7,513
Net book value:
As of December 31, 2022	3,444	1,427	344	472	5	5,692

Depreciation of machinery equipment and leasehold improvement and vehicles is charged to cost of revenues. Depreciation of other categories of property, plant and equipment is charged to departments that utilize the relevant assets, primarily in cost of sales and general and administrative expenses.

NOTE 9 – LEASES

The Group has lease contracts for buildings and vehicles, Leases of buildings have lease terms between 10 and 15 years, while vehicles have lease terms 3 years. There are several lease contracts that include extension and termination options, management believes that the options on the buildings will be exercised and therefore they have been taken into account in terms of the value of the right of use and the level of the liability.

The Group also has certain leases with lease terms of 12 months or less and leases with low value. The Group applies the short-term lease and lease of low-value assets recognition exemptions for these leases.

Set out below are the carrying amounts of right-of-use assets recognized and the movements during the period:

	Buildings	Vehicles	Total
	U.S. dollars in thousands
As of December 31, 2022	4,510	360	4,870
Additions	-	406	406
Depreciation for the year	1,002	268	1,270
Disposals	305	51	356
As of December 31, 2023	3,203	447	3,650

	Buildings	Vehicles	Total
	U.S. dollars in thousands
As of December 31, 2021	4,853	363	5,216
Additions	670	313	983
Depreciation for the year	1,013	270	1,283
Disposals	-	46	46
As of December 31, 2022	4,510	360	4,870

Set out below are the carrying amounts of lease liabilities (included under "Credit, short-terms loans and current maturities" and "Lease liabilities") borrowings and the movements during the period:

	December 31,
	2023	2022
	U.S. dollars in thousands
As at 1 January	5,441	6,370
Additions	406	983
Disposals	(356)	(46)
Interest expense	212	266
Payments	(1,498)	(1,589)
Influence of exchange rate differences	(125)	(543)
As at 31 December	4,080	5,441
Current	1,292	1,262
Non-current	2,788	4,179

December 31, 2023	Less than one year	1 to 2 years	2 to 3 years	3 to 4 years	> 4 years	Total
Lease liabilities	1,453	1,356	864	265	517	4,455

December 31, 2022	Less than one year	1 to 2 years	2 to 3 years	3 to 4 years	> 4 years	Total
Lease liabilities	1,480	1,386	1,306	867	1,076	6,115

The following are the amounts recognized in profit or loss:

	December 31,
	2023	2022
	U.S. dollars in thousands
Depreciation expense of right-of-use assets	1,270	1,283
Interest expense on lease liabilities	212	266
Exchange rate differences	(125)	(543)
Total amount recognized in profit or loss	1,357	1,006

NOTE 10 – INTANGIBLE ASSETS

	December 31,
	2023	2022
Order backlog	U.S. dollars in thousands
As at 1 January	278	611
Amortization charge	(278)	(333)
As at 31 December	-	278

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities which were acquired based on their fair value at the time of the acquisition. The intangible assets that recognized were include customer relations and customer backlog which have a finite useful life and are carried at the recognized amount less accumulated amortization. Amortization is calculated using the straight-line method over the expected life of the order backlog (3 years).

Goodwill

As part of our annual impairment review in accordance with IAS 36, we have assessed the carrying value of goodwill. The impairment test is based on projected future cash flows and the growth in revenue and profitability of the cash-generating unit (CGU) associated with the goodwill.

For the current reporting period, our analysis indicates that revenue and profit have shown consistent growth. This positive financial performance supports the recoverable amount of the CGU, which exceeds their carrying value. Consequently, no impairment loss has been recognized for the goodwill as of the reporting date.

NOTE 11 -  DEFERRED INCOME TAXES

Deferred income taxes are calculated on temporary differences under the liability method using the tax rate at the year the deferred taxes are recovered.

The movement in the deferred taxes is as shown below:

	December 31,
	2023	2022
	U.S. dollars in thousands
As at 1 January	(5,399)	(5,831)
Profit charge	(821)	432
As at 31 December	(6,220)	(5,399)

Deferred tax assets have been recognized in respect of all differences giving rise to deferred tax assets because it is probable that these assets will be recovered.

Composition:

	December 31,
	2023	2022
	U.S. dollars in thousands
Depreciable intangibles	(7,090)	(6,429)
Carryforward tax losses	-	340
Provisions for employee-related obligations	156	150
Contingent consideration	(50)	(102)
Intangible assets-order backlog	-	(42)
Research and development expenses deductible over 3 years	764	684
Total	(6,220)	(5,399)

The deferred income taxes in respect of Group activities in Israel are computed at the tax rate of 16% (see note 17 D). Deferred income taxes of foreign subsidiaries outside Israel are computed at the tax rates applicable to these companies (see note 17 C).

NOTE 12 -  BANK CREDIT, SHORT-TERM LOANS AND CURRENT MATURITIES

		December 31,
	Interest rate	2023	2022
	%	U.S. dollars in thousands
Bank Credit	S+2.30%	1,433	1,860
Short term bank loans	S+1.60% - S+2.49%	14,700	21,000
Current maturities In US $	S+2.81%	960	960
Current maturities In US $	S+2.10%	5,000	-
Current maturities In US $	2.40% - S+2.75%	3,440	3,440
Current maturities In US $	2.81%-2.90%	1,242	1,227
Total		26,775	28,487

NOTE 13 -       OTHER ACCOUNTS PAYABLES

	December 31,
	2023	2022
	U.S. dollars in thousands
Employees' wages and other related liabilities	7,503	7,911
Accrued expenses	2,099	863
Seller Debt	-	-
Provision for Repairs	135	135
Advances from Customers	404	387
Derivatives Fair Value	-	252
Tax authorities, Deduction	74	30
Others	76	66
Total	10,291	9,644

NOTE 14 -  LONG-TERM LOANS NET OF CURRENT MATURITIES

	December 31,
	2023	2022
	U.S. dollars in thousands
US Dollars - unlinked	22,092	27,719
Less - current maturities	(10,642)	(5,627)
Total	11,450	22,092

During December 2020, the Company received long-term bank loans from three different Israeli banks in total of US$ 10.4 million for the purchase of 100% of the share capital of Techaya and funding the working capital increase. The loans are up to 5 years, the repayment on a quarterly basis from March 2021 until December 2025.

In March 2021, the Company received a long-term bank loan of US$ 0.8 million, the loans are up to 4 years, the repayment on a quarterly basis from June 2021 until March 2025.

During November 2021, the Company received long-term bank loans from three different Israeli banks in total of US$ 19.4 million for the financing purposes repayment of capital note and funding the working capital increase. The loans are up to 6 years, the repayment on a quarterly basis from February 2022 until November 2027.

In May 2022, the Company received a long-term bank loan of US$ 5 million, the loans are up to 2 years, the repayment in one payment in May 2024.

Composition:

Long term loans (*):	Currency	Nominal interest rate	Years of maturity	Total amount	Current maturities	Total long term loans
Bank loan	USD	S+2.10%	2022-2024	5,000	5,000	-
Bank loan	USD	S+2.81%	2020-2025	1,920	960	960
Bank loan	USD	2.81% - 2.90%	2020-2025	1,962	1,242	720
Bank loan	USD	2.40% - S+2.75%	2021-2027	13,210	3,440	9,770
				22,092	10,642	11,450

To secure the loans, given by several banks, the Company granted fixed and floated charges over assets of the Company and in addition has undertaken to comply with the financial covenants to be calculated based on the consolidated financial statements of the Company:

●

Debt service ratio - The ratio, which is the result of dividing the EBITDA of the Group less CAPEX and current tax expenses by its Current maturities of Long-Term Loans plus current interest expenses, must be at least 1:1.1.

●	The ratio of the total financial liabilities of the Group net of cash and cash equivalents to EBITDA must not exceed 3.5.
●	The ratio of the total short term financial liabilities of the Group net of cash and cash equivalents to working capital must not exceed 75%.
●	Minimum EBITDA - US$ 9 million.

NOTE 15 -  SUBSIDIARIES

A.	The principal subsidiaries of the Company, all of which have been consolidated in these consolidated financial statements, are as follows:

Name	Country of incorporation	Proportion of ownership interest	Held by

Enercon Technologies Europe AG (former - P.T.E. Production & Trading Enterprises AG)	Switzerland	100%	Enercon Technologies Ltd.

Milpower source, Inc.	United States	100%	Enercon Technologies Ltd.

Multisphere power solutions Pvt. Ltd*	India	55%	Enercon Technologies Ltd.

Mil Power Converter Technologies India Private Limited**	India	100%	Enercon Technologies Ltd.

Mil Power Magnetics India Private Limited***	India	100%	Enercon Technologies Ltd.

Elcatech Development Ltd ****	Israel	100%	Enercon Technologies Ltd.

On September 4, 2023 the Company signed an agreement for the purchase of 100% of the share capital of Continental Converters Corporation Pte. Ltd, for a consideration of approximately US$ 2.4 million. The acquisition will be completed upon the earlier of: (i) the sale of all, or substantially all of the shares or assets of the Company; and (ii) upon the provision by Company of a notice to the Seller of the closing of the transactions hereunder, to be provided at any time following the 3rd anniversary of this agreement.

* On September 4, 2023 the Company signed an agreement for the purchase of 45% of the share capital of and Multisphere Power Solutions Pvt. Ltd., for a consideration of approximately US$360 thousands. The acquisition will be completed upon the earlier of: (i) the sale of all, or substantially all of the shares or assets of the Company; and (ii) upon the provision by Company of a notice to the Seller of the closing of the transactions hereunder, be provided at any time following the first anniversary of this agreement.

** On December 21, 2021, the Company signed an agreement with a minority shareholder of Mil Power Converter Technologies India Private Limited to purchase 51% of the share capital, as a result of which the Company received full control over the company and owns 100% of the share capital. On January 4, 2022, the Company paid US$ 172 thousand and March 23, 2022, the shares were transferred to the Company.

 On April 25, 2023, the Company invested US$ 122 thousand in share capital of Mil Power Converter Technologies India Private Limited. On May 01, 2023, Mil Power Converter Technologies India Private Limited allotted 160 thousand shares to the Company.

*** In July 2020, the Company has established a new company in India by the name "Mil Power Magnetics India Private Limited" (hereafter- "New Company"). During December 2020, the New Company has started commencing operations, as of December 31, 2022, these activities have been transferred to Mil Power Converter Technologies India Private Limited and New company is currently inactive.

**** In December 2020, the Company has finalized the purchase of Techaya. Techaya Group includes Techaya (parent company), which holds 100% of Elcatech 100% fully owned subsidiary. As a result of the purchase, the Company acquired full ownership of Techaya. Since January 2021 Elcatech is inactive company. On November 28, 2021, a merger agreement was signed between Techaya Ltd and the Company. Under this agreement, all assets and/or liabilities of Techaya Ltd of any kind as of January 1, 2022, were transferred to the Company and Techaya Ltd will be liquidated and deleted from the Registrar of Israeli Companies' registers, all in accordance with the provisions of Part Eight of the Israeli Companies Law, 5769-1999 and subject to section 103C of the Israeli Income Tax Ordinance.

B.	Balances of non-controlling interest:
	December 31,
	2023	2022
	U.S. dollars in thousands
Multisphere power solutions Pvt. Ltd	96	88
Total	96	88

C.	Income attributable to non-controlling interests:

	December 31,
	2023	2022
	U.S. dollars in thousands
Multisphere power solutions Pvt. Ltd	8	21
Total	8	21

NOTE 16 - SHARE-BASED PAYMENT

An Option Plan was adopted by the Company at the shareholders meeting held on June 14, 2016. On December 1, 2023, and on March 1, 2022, additional 80 thousands and 95 thousands options grant was approved respectively, at the board meetings according to the conditions above. The vesting period of the options is mainly 4 years. An approval for the replacement of plans was received from the tax authorities on January 7, 2015, providing the Company, the employees and the trustee of the plan to submit the documentation required within 60 days from approval. Unexercised options expire seven years after date of the grant after which they will be void. Options are forfeited when the employee leaves the Company. The options were granted as part of a plan that was adopted in accordance with the provision of section 102 of the Israeli Income Tax Ordinance. On April 30, 2023, the board of directors of the Company decided to change the options plan of the Company so that the expiration date of the options was extended from a period of 7 years from the date the options were granted to a period of 12 years from the day the options were granted. As a result of the above decision, the additional fair value of the options amounted to US$ 290 thousand.

The weighted average fair value of the options was estimated using a Black and Scholes option pricing model based on the following significant data and assumptions:

	2023	2022	2021	2020	2019	2018	2017	2016
Share price (dollar)	12.13	12.13	12.13	7.56	0.76	0.76	0.69	0.67
Expected volatility	74%	74%	74%	74%	74%	74%	74%	74%
Expected average life (years)	4.50	4.34	4.62	4.31	4.27	4.32	4.21	3.88
Risk free rate	3.89%	0.62%	0.62%	0.62%	0.62%	0.62%	0.62%	0.62%
Exercise price (dollar)	12.13	10.69	12.13	7.56	0.76	0.76	0.69	0.67
Fair value of the options	8.73	7.29	7.03	4.38	0.44	0.44	0.39	0.37

The expense recognized in the financial statements for employee services received for the years ended December 31, 2023 and December 31, 2022 was US$ 719 thousands and US$ 452 thousands respectively.

The following table lists the number of share options, the weighted average exercise prices of share options and modification in employee option plans during the current year:

	2023	2023	2022	2022
	weighted average exercise price	Number	weighted average exercise price	Number
	$		$
Outstanding at beginning of year	2.51	985,000	2.31	1,035,000
Changes during the year:
Granted during the year	12.13	80,000	10.69	95,000
Exercised during the year	-	-	7.56	115,000
Forfeited during the year	12.13	10,000	3.47	30,000
Outstanding at the end of the year	3.15	1,055,000	2.51	985,000
Exercisable at the end of the year	2.12	940,000	1.58	881,250

The weighted average remaining contractual life for the share options outstanding as of December 31, 2023, was 3.28 years.

NOTE 17 -  INCOME TAX

Details regarding the tax environment of the Group:

A.	General

The Group is incorporated in various countries where income is basically taxed at statutory rates. Certain subsidiaries benefit from tax incentives or are subject to specific tax rulings.

B.	Corporate taxation in Israel

The income of the Company (other than income from "preferred enterprises”) is taxed at the regular corporate tax rate in Israel 23%.

C.	Subsidiaries outside Israel

Subsidiaries that are incorporated outside of Israel are assessed for tax under the tax laws in their respective countries of residence. The principal tax rates applicable to subsidiaries outside Israel are as follows:

Company incorporated in the Switzerland – The weighted tax rate is about 12% (composed of Federal, Cantonal and Municipal tax).

Company incorporated in the USA – tax rate of 21%.

Company incorporated in India – tax rate is about 25%.

D.	Encouragement Laws in Israel

Benefits under the Law for the Encouragement of Capital Investments - 1959

On December 29, 2010 the Knesset approved the Economic Policy Law for 2011-2012, which includes an amendment to the Law for the Encouragement of Capital Investments – 1959 (hereinafter – “the Amendment”). The Amendment is effective from January 1, 2011 and its provisions apply to preferred income derived or accrued in 2011 and thereafter by a preferred company, per the definition of these terms in the Amendment. The Law for Change of National Priorities (Legislative Amendments for Achieving the Budgetary Goals for 2013-2014), 2013, which was published in the official gazette on August 5, 2013, enacts among other things, the increase of the tax rate applicable to preferred income to the effect that commencing tax year 2014 and thereafter the tax rate on the income of preferred enterprises of a qualifying Company in Development Zone. A as stated in the Encouragement Law shall increase to 9% (instead of 7% in 2013) and for companies located in zones other than Zone A the rate shall increase to 16% (instead of 12.5%). In addition, the tax rate on dividends distributed on January 1, 2014 and thereafter originating from preferred income under the Encouragement Law will be raised to 20% (instead of 15%).

Therefore, the applicable corporate tax rate for 2014 and hereafter is 16%.

E.	Income tax assessments for the presented period

	Year ended December 31,
	2023	2022
	U.S. dollars in thousands
Current taxes:
For the reported year income	2,892	430
Deferred taxes:
Creation and reversal of deferred taxes	927	424
Total	3,819	854

Current taxes are computed in accordance with the statutory tax rates of Group entities around the world (see above) and in accordance with relevant tax benefits for each country.

F.	Tax Assessments

The Company, Techaya and Elcatech haves final tax assessments until 2018 for the purpose of ITA (Israeli Tax Authorities). Milpower source, Inc. has been assessed by the IRS (US Tax Authorities) for year 2015. Techaya has been assessed for withholding tax by the ITA (Israeli Tax Authorities) for years 2015-2018, VAT for years 2017-2021 and NII (Israeli National Insurance Institute) for years 2015-2018. The Company has been assessed for withholding tax by the ITA (Israeli Tax Authorities) for years 2018-2021.

NOTE 18 -  SHARE CAPITAL

Composition:

	Authorized
	2023		2022
	Number	NIS	Number	NIS
Ordinary shares of NIS 0.01 each	20,000,000	200,000	20,000,000	200,000

	Issued and fully paid
	2023		2022
	Number	NIS	Number	NIS
Ordinary shares of NIS 0.01 each	10,217,497	102,175	10,102,497	101,025
Changes during the year
Exercise of options to share capital	-	-	115,000	1,150
At end of the year	10,217,497	102,175	10,217,497	102,175

NOTE 19 – LIENS AND GUARANTEES

A.    Liens:

The Company has mortgaged to banks, by a first-degree fixed lien and assignment by lien (accordingly) to an unlimited amount, the company's outstanding share capital, both current and future including shares not yet called or repaid,, its goodwill, both current and future, deposit accounts, the debts they represent and all cash and securities deposited in them; Additionally, the company has mortgaged by a first- degree floating charge,  first-degree to an unlimited amount, the entire company enterprise and all the company's rights, assets and property, for every types and kinds, in any location in which they are located, current and future.

B.   Guarantees

1.       The Group has guarantees in favor of the lessors in the amount of $194 thousand.

2.       The Group has guarantees in favor of governance authorities in the amount of $664 thousand.

3.       The Group has guarantees in favor of her clients in the amount of $29 thousand.

The guarantees are mainly to guarantee performance of agreements signed.

NOTE 20 - COST OF SALES

	Year ended December 31,
	2023	2022
	U.S. dollars in thousands
Payroll and related expenses	19,986	21,283
Materials consumed	22,611	23,103
Materials consumed- mechanic	4,491	4,868
Subcontractors	2,478	1,262
Deliveries and customs	1,077	715
Depreciation and amortization	2,485	2,488
Other production expenses	4,082	3,892
	57,210	57,611
Increase in inventory	(2,239)	(4,270)
Total cost of sales	54,971	53,341

NOTE 21 - RESEARCH AND DEVELOPMENT EXPENSES

	Year ended December 31,
	2023	2022
	U.S. dollars in thousands
Payroll and related expenses	4,803	6,090
Other	493	451
Total	5,296	6,541

NOTE 22 – SELLING AND MARKETING EXPENSES

	Year ended December 31,
	2023	2022
	U.S. dollars in thousands
Payroll and related expenses	7,196	4,794
Commissions	729	652
Travel	409	299
Consultants	65	116
Others	1,047	849
Total	9,446	6,710

NOTE 23 - GENERAL AND ADMINISTRATIVE EXPENSES

	Year ended December 31,
	2023	2022
	U.S. dollars in thousands
Payroll and related expenses	2,703	2,741
Consultants and Professional services	551	665
Management fees	237	240
Travel	97	107
Legal fees	54	48
Others	471	411
Total	4,113	4,212

NOTE 24 - FINANCE EXPENSES AND INCOMES, NET

	Year ended December 31,
	2023	2022
	U.S. dollars in thousands
Finance expense
Interest on loans	3,290	1,869
Foreign exchange loss	24	213
Interest and bank commissions	651	568
Loss from financial instruments measured at fair value through profit or loss	158	1,560
	4,123	4,210
Finance income
Foreign exchange gain	206	2,584
Interest and other finance	98	64
Total	3,819	1,562

NOTE 25- TRANSACTIONS WITH RELATED PARTIES

	December 31,
	2023	2022
	U.S. dollars in thousands
Trade payables	7	7

The Company and Fortissimo Capital Management (MC) Ltd (herein "Fortissimo") signed a management services agreement whereby Fortissimo through its employees, officers and directors will advise and assists to the Company's management on matters concerning the affairs and business of the Company, Following the agreement Fortissimo has the right to receive annual Management services fee equal to US$ 240 thousand.

	Year ended December 31,
	2023	2022
	U.S. dollars in thousands
Management fees	240	240
Payroll to directors	84	89

NOTE 26 - SUBSEQUENT EVENTS

A.

On September 18, 2024, Bel Fuse Inc.("Bel) entered into a definitive agreement (the "SPA") with the Company's shareholder(the "FF3") to acquire a majority stake in the Company, based on an enterprise value of US$ 400 million. Under the terms of the SPA, Bel will acquire an 80% stake upfront for US$ 320 million in cash (subject to customary adjustments), plus up to US$ 10 million of potential earnout payments for the 2025-2026 period, with the intent to purchase the remaining 20% by early 2027 based on future EBITDA performance. The acquisition was completed on November 14, 2024 (The "Closing").

On November 8, 2024, a Notice of Substitute Purchaser was executed, substituting Bel Power Solutions s.r.o. as the purchaser under the SPA.

B.	Following the execution of the Share Purchase Agreement ("SPA") with Bel. on November 14, 2024, the following events occurred:
1.	Pre-existing agreements were activated and amended (See note 15):
●	Continental Converters Corporation Pte. Ltd.
o	Amendments on September 23, 2024, and October 22, 2024, increased the consideration by approximately US$ 3 million and required the amount to be transferred to an escrow account.
o	On October 31, 2024, the adjusted consideration was deposited into the escrow account held by ESOP Trust & Management Services Ltd.
●	Multisphere Power Solutions Pvt. Ltd.:
o	Amended on October 22, 2024, requiring the consideration to be transferred to an escrow account.
o	On October 31, 2024, the adjusted consideration was deposited into the escrow account held by ESOP Trust & Management Services Ltd.

2.

At the Closing, 80% of all the outstanding and unexercised Vested Company Options that are in the money were canceled and automatically converted into the right to receive an amount in cash. All unvested Company Options were canceled at the Closing for no consideration. The remaining   20% of the outstanding and unexercised vested Company Options shall continue to be outstanding.

3.

At the Closing, the Company repaid all long and short bank loans, US$ 12,862 thousand and US$ 6,000 thousand respectively, and its accrued interest. Following the repayment, all lines were removed (see note 14).

4.

On November 14, 2024, the Company received two loans from related parties: US$ 19,781 thousand from Bel Power Solutions S.R.O. and US$ 4,945 thousand from FF3 HOLDINGS, L.P. Both loans carry an interest rate of 8% per annum. The repayment date of both loans will be the later of (i) 31 March 2027, and (ii) expiry of the Deferred Exercise Period, or, or, if  Bel acquires the remaining 20% of the company's shares before these dates, the Maturity Date will be the date of such acquisition.

C.

On June 28, 2024, the Company signed an agreement to purchase of 100% of the share capital of Enercon Technologies Europe GmbH (Former: Youco B24-H208 Vorrats-GmbH)., for a consideration of approximately US$ 30 thousands. As of the date of this report, the Company has no intention of initiating any activity in the new subsidiary.

D.

On January 15, 2024, the Company signed an agreement with Cellcom Israel Ltd. Under the terms of this agreement, the Company will lease an additional area of 521 square meters in Netanya, from January 15, 2024, until July 31, 2026. The Company will pay the Lessor a monthly rental fee of 48 New Israeli Shekels per square meter and a management fee of 8 New Israeli Shekels per square meter, both linked to the Israeli Consumer Price Index.